SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Date of Report: April 11, 2001
                (Date of earliest event reported: April 10, 2001)

                             RAVENSWOOD WINERY, INC.
             (Exact name of Registrant as specified in its charter)

                                     0-30002
                            (Commission File Number)

           California                                     94-3026706
 (State or other jurisdiction of               (IRS Employer Identification No.)
         incorporation)

 18701 Gehricke Road, Sonoma, California                     95476
 (Address of Principal Executive Offices)                 (Zip Code)

                                 (707) 938-1960
              (Registrant's telephone number, including area code)


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         Item 5.  Other Events.

         Ravenswood Winery, Inc. ("Ravenswood") entered into an Agreement and Plan of Merger, dated April 10, 2001, (the "Merger Agreement") with Constellation Brands, Inc., a Delaware corporation ("Constellation"), and VVV Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Constellation ("Merger Sub"). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into Ravenswood, with Ravenswood being the surviving corporation of such merger (the "Merger"). As a result of the Merger, Ravenswood will become a wholly owned subsidiary of Constellation. At the Effective Time (as defined in the Merger Agreement) of the Merger, each issued and outstanding share of common stock, no par value, of Ravenswood will be converted into the right to receive cash consideration in the amount of $29.50 without interest.

         The Merger is subject to termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and to approval by a majority of Ravenswood's stockholders and certain other conditions. On April 10, 2001, Ravenswood and Constellation issued a joint press release (the "Press Release") concerning the Merger and the execution of the Merger Agreement.

         The foregoing description of the Merger and related transactions does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Press Release, which are attached hereto and incorporated herein by reference.

         Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits.

2 Agreement and Plan of Merger, dated April 10, 2001, by and between Ravenswood Winery, Inc., Constellation Brands, Inc. and VVV Acquisition Corp.

99 Joint Press Release of Ravenswood Winery, Inc. and Constellation Brands, Inc. dated April 10, 2001.


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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         RAVENSWOOD WINERY, INC.

                                         By:  /s/   Callie Konno
                                            ------------------------------------
                                            Callie Konno
                                            Chief Financial Officer

Dated:    April 11, 2001


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                                  Exhibit Index

Exhibit No.                           Description
-----------                           -----------

2 Agreement and Plan of Merger, dated April 10, 2001, by and between Ravenswood Winery, Inc., Constellation Brands, Inc. and VVV Acquisition Corp.

99 Joint Press Release of Ravenswood Winery, Inc. and Constellation Brands, Inc. dated April 10, 2001.


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